UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite #285
Roseville, California 95661
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, on April 30, 2014, Solar Power, Inc. (the “Company”) entered into a purchase agreement with certain non-U.S. investors whereby the Company agreed to sell and the investors agreed to purchase 135,937,500 shares of the Company’s common stock at $0.16 per share for an aggregate purchase price of $21,750,000. On June 3, 2014, the Company and one of the non-U.S. investors agreed to amend the purchase agreement with respect to its investment in the Company to change a portion of the securities purchased from the Company from common stock to an $11 million convertible bond that may be converted into shares of Common Stock at $0.16 per share under certain conditions. The convertible bond is due and payable on April 29, 2015, and the Company has the option to extend the maturity date by two years. The holder may convert the convertible bond any time after (i) six months from the issuance date, (ii) the issuance by the Company of 46,517,812 or more of shares of the Company’s common stock, or (iii) the Company declares a cash dividend. In the event of default as defined in the convertible bond, the investor may declare the entire principal amount under the convertible bond immediately due and payable.

The foregoing description of the amendment and convertible bond is a summary and does not purport to be complete and is qualified in its entirety by the full text of the amendment and convertible bond, which are attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 3.02     Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 3.02 by reference. The securities offered pursuant to the purchase agreement will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amendment to Purchase Agreement dated June 3, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: June 9, 2014	/s/Min Xiahou
Min Xiahou
Chief Executive Officer

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